Exhibit 10.26


                     Severance Plan for Section 16b Officers


     In April 2001,  the Board  approved a severance plan covering the Company's
Section 16 officers. The severance plan provides for:

o    Severance amount equal to one year's base salary and target bonus;

o    Accelerated vesting of all outstanding options by one year;

o    COBRA benefits for a period of one year; and

o Extension of exercise period for all vested and unexercised options to a one-year period following termination.